EXHIBIT 99.1
    NEWS RELEASE

Contact:	Deric Eubanks	Allison Beach	Joe Calabrese
	Chief Financial Officer	Media Contact	Financial Relations Board
	(972) 490-9600	(972) 490-9600	(212) 827-3772

ASHFORD HOSPITALITY TRUST ANNOUNCES STRATEGIC PORTFOLIO SALES
DALLAS, August 25, 2025 – Ashford Hospitality Trust, Inc. (NYSE: AHT) (“Company”) today announced the completion of the sale of the Hilton Houston NASA Clear Lake in Houston, Texas for $27 million and the sale of the Residence Inn Evansville East in Evansville, Indiana for $6 million.
When adjusted for the Company's anticipated capital expenditures, the combined sale price represents a 1.3% capitalization rate on net operating income or a multiple of 45.3 times Hotel EBITDA for the twelve months ended July 31, 2025. Excluding the anticipated capital spend, the combined sale price represents a 2.0% capitalization rate on net operating income or a multiple of 28.1 times Hotel EBITDA for the twelve months ended July 31, 2025.
“These transactions reflect our continued focus on creating shareholder value via multiple avenues,” commented President and Chief Executive Officer Stephen Zsigray. “In addition to our GRO AHT effort aimed at driving increased performance, selling these two non-core assets has deleveraged the platform, improved the coverage metrics of our recently extended MS 17 loan pool, and increased portfolio cash flow after debt service. We anticipate pursuing similar opportunistic sales in the coming months.”
Ashford Hospitality Trust is a real estate investment trust (REIT) focused on investing predominantly in upper upscale, full-service hotels.
Forward-Looking Statements
Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the federal securities regulations. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,”

“anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” or other similar words or expressions. Additionally, statements regarding the following subjects are forward-looking by their nature: our business and investment strategy; anticipated or expected purchases, sales or dispositions of assets; our projected operating results; completion of any pending transactions; our ability to restructure existing property-level indebtedness; our ability to secure additional financing to enable us to operate our business; our understanding of our competition; projected capital expenditures; and the impact of technology on our operations and business. Such forward-looking statements are based on our beliefs, assumptions, and expectations of our future performance taking into account all information currently known to us. These beliefs, assumptions, and expectations can change as a result of many potential events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity, results of operations, plans, and other objectives may vary materially from those expressed in our forward-looking statements. You should carefully consider this risk when you make an investment decision concerning our securities. These and other risk factors are more fully discussed in the Company's filings with the SEC.
The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We will not publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise except to the extent required by law.
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